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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fluor Corporation Employees' Performance Plan (the "Plan") of our reports (a) dated November 30, 2000, with respect to the consolidated financial statements of Fluor Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 2000; and (b) dated June 15, 2000, with respect to the financial statements and schedule of the Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

Irvine, California
June 21, 2001